                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of
Boston Private Financial Holdings, Inc.

     We consent to the incorporation by reference in the Registration Statements on Forms S-8 and Forms S-3 of Boston Private Financial Holdings, Inc., of our report dated January 16, 2003, except for note 22 (c) which is dated March 6, 2003 relating to the consolidated balance sheets of Boston Private Financial Holdings, Inc., and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which appears in the December 31, 2002 annual report on Form 10-K of Boston Private Financial Holdings, Inc.


                                                   /s/ KPMG LLP

Boston, Massachusetts
March 6, 2003